SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.  )*


                        WITS BASIN PRECIOUS MINERALS INC.
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         ------------------------------
                         (Title of Class of Securities)


                                   977427 10 3
                                 --------------
                                 (CUSIP Number)


                                Thomas E. Brazil
                         Boston Financial Partners, Inc.
                         601 Edgewater Drive, Suite 195
                         Wakefield, Massachusetts 01880
                                 (781) 224-3335
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               (Page 1 of 8 Pages)

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 2 of 8 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Boston Financial Partners, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |X|
                                                                   (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
SHARES                  exercise of outstanding warrants)
                  --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
OWNED BY                exercise of outstanding warrants)
                  --------------------------------------------------------------
EACH              7     SOLE DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
REPORTING               exercise of outstanding warrants)
                  --------------------------------------------------------------
PERSON WITH       8     SHARED DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
                        exercise of outstanding warrants)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,185,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Approximately 8.6% as of the date of filing of this statement. (Based on 91,387,739 shares of Common Stock issued and outstanding as of November 10, 2006, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 5 above.)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 3 of 8 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas E. Brazil
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |X|
                                                                   (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
SHARES                  exercise of outstanding warrants)
                  --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
OWNED BY                exercise of outstanding warrants)
                  --------------------------------------------------------------
EACH              7     SOLE DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
REPORTING               exercise of outstanding warrants)
                  --------------------------------------------------------------
PERSON WITH       8     SHARED DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
                        exercise of outstanding warrants)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,185,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Approximately 8.6% as of the date of filing of this statement. (Based on 91,387,739 shares of Common Stock issued and outstanding as of November 10, 2006, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 5 above.)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 4 of 8 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gail Brazil
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |X|
                                                                   (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
                        8,185,867 (includes 3,387,500 shares issuable upon the
SHARES                  exercise of outstanding warrants)
                  --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
OWNED BY                exercise of outstanding warrants)
                  --------------------------------------------------------------
EACH              7     SOLE DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
REPORTING               exercise of outstanding warrants)
                  --------------------------------------------------------------
PERSON WITH       8     SHARED DISPOSITIVE POWER
                        8,094,367 (includes 3,387,500 shares issuable upon the
                        exercise of outstanding warrants)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,185,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Approximately 8.6% as of the date of filing of this statement. (Based on 91,387,739 shares of Common Stock issued and outstanding as of November 10, 2006, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 5 above.)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 5 of 8 Pages
-------------------                                            -----------------

Item 1(a).  Name of Issuer

            Wits Basin Precious Minerals Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices

            80 South 8th Street, Suite 900, Minneapolis, MN 55402-8773

Item 2(a).  Name of Person Filing

            Boston Financial Partners, Inc.

Item 2(b).  Address of Principal Business Office or, if none, Residence

            601 Edgewater Drive, Suite 195, Wakefield, Massachusetts 01880

Item 2(c).  Citizenship

            Massachusetts

Item 2(d).  Title of Class of Securities

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number

            977427 10 3

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CUSIP No. 977427103               SCHEDULE 13G                 Page 6 of 8 Pages
-------------------                                            -----------------

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss. 240.13d-1(b) - 1(b)(1)(ii)(E),

      (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4. Ownership

      (a) Amount beneficially owned: 4,798,367 shares of Common Stock and Warrants to purchase 3,387,500 shares of Common Stock

      (b) Percent of class: Approximately 8.6% as of the date of filing of this statement. (Based on 91,387,739 shares of Common Stock issued and outstanding as of November 10, 2006, plus the Common Stock issuable upon the exercise of the Warrants referred to above.)

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:
                  8,094,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)

            (ii)  Shared power to vote or to direct the vote:
                  8,094,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)

            (iii) Sole power to dispose or to direct the disposition of:
                  8,094,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)

            (iv)  Shared power to dispose or to direct the disposition of:
                  8,094,367 (includes 3,387,500 shares issuable upon the exercise of outstanding warrants)

Item 5. Ownership of Five Percent or Less of a Class

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      N/A

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 7 of 8 Pages
-------------------                                            -----------------

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

      N/A

Item 8. Identification and Classification of Members of a Group

      See Exhibit A.

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: January 16, 2007                BOSTON FINANCIAL PARTNERS, INC.


                                       By: /s/ Thomas E. Brazil
                                           ---------------------------------
                                       Name:  Thomas E. Brazil
                                       Title: President

                                           /s/ Thomas E. Brazil
                                           ---------------------------------
                                           Thomas E. Brazil

                                           /s/ Gail Brazil
                                           ---------------------------------
                                           Gail Brazil

-------------------                                            -----------------
CUSIP No. 977427103               SCHEDULE 13G                 Page 8 of 8 Pages
-------------------                                            -----------------


                                    Exhibit A


Item 8. Identification and Classification of Members of the Group

      Name:     Thomas E. Brazil

      Address:  20 North Street
                Topsfield, MA 01983

      Reporting Person: Boston Financial Partners, Inc.

      Name:     Gail Brazil

      Address:  20 North Street
                Topsfield, MA 01983

      Reporting Person: Boston Financial Partners, Inc.